Exhibit 99.1

NEWS RELEASE

Contacts: Bob Halliday Executive Vice President and Chief Financial Officer 978.282.7597 or Mary Wright Director, Investor Relations 978.282.5859 or Tom Baker Vice President, Finance 978.282.2301

Varian Semiconductor Equipment Associates Reports

Record Fiscal 2007 and Fourth Quarter Results

GLOUCESTER, MA, October 25, 2007 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced results for its fiscal year 2007 and fourth quarter ended September 28, 2007.

Revenue for the fourth quarter of fiscal 2007 totaled $298.7 million, compared to revenue of $213.1 million for the same period a year ago. Varian Semiconductor recorded net income of $43.4 million, or $0.55 per diluted share during the fourth quarter of fiscal 2007, compared to net income of $32.9 million, or $0.39 per diluted share for the same period a year ago.

Revenue for fiscal 2007 totaled $1.1 billion, compared to revenue of $730.7 million for fiscal 2006. Varian Semiconductor recorded net income of $142.2 million, or $1.73 per diluted share for fiscal 2007, compared to net income of $94.7 million, or $1.10 per diluted share for fiscal 2006.

Varian Semiconductor’s fiscal fourth quarter and fiscal year 2007 results include an effective tax rate of 48% due to the global realignment plan, announced on June 21, 2007. The effective tax rate prior to the impact of the realignment plan was approximately 34%, on a non-GAAP basis. Varian Semiconductor’s non-GAAP provision for income taxes would have been $28.5 million and non-GAAP earnings per share would have been approximately $0.71 without the incremental realignment tax charges for the fiscal fourth quarter. Varian Semiconductor’s non-GAAP provision for income taxes would have been $91.3 million and non-GAAP earnings per share would have been approximately $2.25 without the incremental realignment tax charges for fiscal year 2007.

Robert Halliday, chief financial officer, provided forward guidance for the first quarter of fiscal 2008. “We currently expect revenue to be between $250 and $260 million. Earnings per share are anticipated to range from $0.53 to $0.58 per diluted share. We are assuming a tax rate of 31% for the first quarter of fiscal 2008 as we continue our multi-year global realignment plan.”

Gary Dickerson, Varian Semiconductor’s chief executive officer, said, “Varian Semiconductor continues to execute its plan of increasing market share and profitability. In 2007, our operating profit increased 150% as a result of simultaneously increasing our market share and operating margins. We believe that those trends will continue in the future. However, our outlook for the short term is more conservative.”

– more –

VSEA Announces FY 2007 and Q4 Results	Page 2	October 25, 2007

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

This press release includes, within Varian Semiconductor’s results of operations, a non-GAAP measure of provision for income taxes and earnings per share. To be comparable with results for prior periods and the guidance issued on July 26, 2007 for the fourth quarter of fiscal 2007, the non-GAAP tax provision and earnings per share exclude the additional tax charges associated with Varian Semiconductor’s global realignment plan. The additional tax charge is considered an infrequent event. Management believes that investors may find it useful for this item to be excluded for comparability to guidance for the fourth quarter and results for prior periods. The non-GAAP financial measure included in this earnings announcement is not meant to be considered superior to, or a substitute for, financial results prepared in accordance with GAAP. In addition, the non-GAAP financial measure included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The reconciliation of GAAP earnings per share is as follows:

(in thousands, except per share data):

	Fiscal Three Months Ended September 28, 2007
	GAAP Results	Realignment Tax Charges	Non-GAAP Results
Income before income taxes	$83,886		$83,886
Provision for income taxes	(40,480)	11,961	(28,519)
Net income	$43,406	$11,961	$55,367

Diluted earnings per share	$0.55	$0.16	$0.71

	Fiscal Year Ended September 28, 2007
	GAAP Results	Realignment Tax Charges	Non-GAAP Results
Income before income taxes	$276,668		$276,668
Provision for income taxes	(134,461)	43,198	(91,263)
Net income	$142,207	$43,198	$185,405

Diluted earnings per share	$1.73	$0.52	$2.25

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for first quarter fiscal 2008 revenue, gross margin and earnings per share, market share, competitive position, expected first quarter fiscal 2008 product shipments, and financial performance, market conditions for 2008, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ

– more –

VSEA Announces FY 2007 and Q4 Results	Page 3	October 25, 2007

materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; potential environmental liabilities; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Report on Form 10-Q for the quarter ended June 29, 2007 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

– more –

VSEA Announces FY 2007 and Q4 Results	Page 4	October 25, 2007

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Year Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue
Product	$274,863	$190,007	$961,329	$642,038
Service	22,950	20,421	86,062	79,222
Royalty	866	2,668	7,473	9,454

Total revenue	298,679	213,096	1,054,864	730,714
Cost of revenue	156,787	118,428	565,940	421,184

Gross profit	141,892	94,668	488,924	309,530

Operating expenses
Research and development	27,979	23,873	104,025	90,604
Marketing, general & administrative	33,531	28,432	128,055	116,063

Total operating expenses	61,510	52,305	232,080	206,667

Operating income	80,382	42,363	256,844	102,863
Interest income, net	3,605	5,390	19,524	21,514
Other income, net	(101)	307	300	918

Income before income taxes	83,886	48,060	276,668	125,295
Provision for income taxes	40,480	15,146	134,461	30,611

Net income	$43,406	$32,914	$142,207	$94,684

Weighted average shares outstanding – basic	76,430	83,327	80,151	84,605
Weighted average shares outstanding – diluted	78,534	84,584	82,220	85,790
Net income per share – basic	$0.57	$0.39	$1.77	$1.12
Net income per share – diluted	$0.55	$0.39	$1.73	$1.10

– more –

VSEA Announces FY 2007 and Q4 Results	Page 5	October 25, 2007

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 28, 2007	September 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$109,514	$258,891
Short-term investments	88,384	154,810
Accounts receivable, net	189,573	125,992
Inventories	170,293	133,929
Deferred income taxes	27,907	31,592
Other current assets	15,197	18,102

Total current assets	600,868	723,316
Long-term investments	96,153	135,777
Property, plant and equipment, net	73,980	62,249
Other assets	17,274	17,024

Total assets	$788,275	$938,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$510	$466
Accounts payable	49,863	45,937
Accrued expenses	52,961	53,947
Product warranty	12,183	8,934
Deferred revenue	54,742	49,840

Total current liabilities	170,259	159,124
Long-term accrued expenses and other liabilities	45,419	17,300
Deferred income taxes	3,858	3,722
Long-term debt	2,761	3,270

Total liabilities	222,297	183,416

Stockholders’ equity
Common stock	927	593
Capital in excess of par value	548,426	453,229
Less: Cost of treasury stock	(535,423)	(108,910)
Retained earnings	553,221	411,014
Accumulated other comprehensive loss	(1,173)	(976)

Total stockholders’ equity	565,978	754,950

Total liabilities and stockholders’ equity	$788,275	$938,366

# # #